UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2010

TARGA RESOURCES PARTNERS LP
 (Exact name of registrant as specified in its charter)

Delaware	001-33303	65-1295427
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 4300 Houston, TX	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 584-1000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Targa Investments 2010 Annual Incentive Compensation Plan. On February 9, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Targa Resources Investments Inc. (“Targa Investments”), the indirect parent of Targa Resources, Inc. (the “Company”) which is the indirect parent of the general partner of the Partnership, approved the Targa Investments 2010 Annual Incentive Compensation Plan (the “Bonus Plan”). The Bonus Plan is a discretionary annual cash bonus plan available to all of the Company’s employees, including its executive officers. The purpose of the Bonus Plan is to reward employees for contributions toward the Company’s business priorities (including business priorities of the Partnership) approved by the Committee and to aid the Company in retaining and motivating employees. Under the Bonus Plan, funding of a discretionary cash bonus pool is expected to be recommended by the Company’s chief executive officer (the “CEO”) and approved by the Committee based on the Company’s achievement of certain strategic, financial and operational objectives (or “business priorities”). The Bonus Plan is approved by the Committee, which considers certain recommendations by the CEO. Near or following the end of the year, the CEO recommends to the Committee the total amount of cash to be allocated to the bonus pool based upon the overall performance of the Company relative to these objectives, generally ranging from 0 to 2x the total target bonus for the employees in the pool. Upon receipt of the CEO’s recommendation, the Committee, in its sole discretion, determines the total amount of cash to be allocated to the bonus pool. Additionally, the Committee, in its sole discretion, determines the amount of the cash bonus award to each of the Company’s executive officers, including the CEO. The executive officers determine the amount of the cash bonus pool to be allocated to the Company’s departments, groups and employees (other than the executive officers of the Company) based on performance and upon the recommendation of their supervisors, managers and line officers.

The Committee has established the following nine key business priorities for 2010:

(i)	continue to control all operating, capital and general and administrative costs,

(ii)	invest in our businesses primarily within existing cashflow,

(iii)	continue priority emphasis and strong performance relative to a safe workplace,

(iv)	reinforce business philosophy and mindset that promotes environmental and regulatory compliance,

(v)	continue to tightly manage the Downstream Business’ inventory exposure,

(vi)	execute on major capital and development projects, such as finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding,

(vii)	pursue selected opportunities, including new shale play gathering and processing build-outs, other fee-based capex projects and potential purchases of strategic assets,

(viii)	pursue commercial and financial approaches to achieve maximum value and manage risks, and

(ix)	execute on all business dimensions, including the financial business plan.

The Committee has targeted a total cash bonus pool for achievement of the business priorities based on the sum of individual employee market-based target percentages ranging from approximately 3% to 50% of each employee’s eligible earnings. Generally, eligible earnings are an employee’s base salary and overtime pay. The Committee has discretion to adjust the cash bonus pool attributable to the business priorities based on accomplishment of the applicable objectives as determined by the Committee and the CEO. Funding of the Company’s cash bonus pool and the payment of individual cash bonuses to employees are subject to the sole discretion of the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES PARTNERS LP

By: Targa Resources GP LLC,
its general partner

Dated: February 11, 2010	By:	/s/ Jeffrey J. McParland
Jeffrey J. McParland
Executive Vice President and Chief Financial Officer